EXHIBIT 4.2


      THIS NOTE AND THE SECURITIES UNDERLYING THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT AS OTHERWISE AGREED BY HALLMARK FINANCIAL SERVICES, INC., AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO HALLMARK FINANCIAL SERVICES, INC. THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

                         CONVERTIBLE PROMISSORY NOTE

 [$12,550,000] [$12,450,000]                                 January 27, 2006

      FOR VALUE RECEIVED, the undersigned, HALLMARK FINANCIAL SERVICES, INC., a Nevada corporation (the "Maker"), hereby promises to pay to the order of Newcastle Special Opportunity Fund [I] [II], L.P., a Delaware limited partnership, or its assigns (the "Payee"), at such place as the Payee may designate in writing, the principal sum of Twelve Million [Five] [Four] Hundred Fifty Thousand Dollars ([$12,550,000] [$12,450,000]), or such lesser amount as shall equal the outstanding principal amount hereof, under the terms set forth herein. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between the Maker and the Payer.

      1. Interest. Except as otherwise provided herein, the unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of four percent (4%) per annum. Interest on this Note shall be computed on the basis of a 365-day year.

      2. Payment of Interest and Principal. Except as otherwise provided herein (including, without limitation, Sections 5 and 6 hereof), and subject to any default hereunder, the principal and interest hereof is payable as follows:

           (a) Interest is payable in cash quarterly in arrears on December 31, March 31, June 30 and September 30 of each year, beginning March 31, 2006.

           (b) The entire outstanding principal amount of the Note together with all accrued but unpaid interest shall be due in cash on July 27, 2007 (the "Maturity Date").

           (c) The Maker will have no right of early prepayment on this Note.

      3. Conversion at the Option of Payee.

           (a) At any time while any portion of the principal or interest of this Note is outstanding, the Payee may give the Maker written notice of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into such number of shares of the Maker's common stock, par value $0.03 per share (the "Common Stock"), equal to the amount to be converted divided by the Conversion Price in effect at such time. Upon receipt of the Payee's written notice, the Maker shall cause certificates representing those shares to be delivered to Payee within three business days of Maker's receipt of such notice. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date the applicable conversion notice is given.

           (b) The "Conversion Price" initially shall be $1.28 and shall be subject to adjustment as set forth below. The Conversion Price shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker's Common Stock.

           (c) In case of a Change of Control, instead of receiving shares of Maker's Common Stock upon conversion of this Note, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities, cash and property which the Payee would have owned or have been entitled to receive immediately after such Change of Control had the same portion of this Note been converted immediately prior to the effective date of such Change of Control and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities, cash and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive Changes of Control.

           (d) "Change of Control" means that the Maker shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Maker is the surviving corporation) another person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Maker to another person, (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or
 (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization or spin-off) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination); provided, however, that a transaction in which Newcastle Partners, L.P. or any of its affiliates is the acquiring party shall not be deemed to constitute a Change of Control.

           (e) In the event that the Maker consummates an offering of rights to purchase Common Stock or Convertible Securities on or before the nine-month anniversary of the Closing Date and the price to acquire one share of Common Stock (or the equivalent thereof) pursuant to such rights offering (the "Rights Offering Price") is less than the Conversion Price in effect immediately prior to the consummation of such rights offering, then immediately after the consummation of such rights offering, the Conversion Price then in effect shall be reduced to an amount equal to the Rights Offering Price.

           (f) No fractional shares of Maker's Common Stock shall be issued upon conversion of the Note. In lieu of any fractional shares to which Payee would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the closing prices of the Common Stock on the American Stock Exchange for the five consecutive trading days immediately preceding the date of the conversion.

           (g) In the event of an adjustment to the Conversion Price, the Maker shall promptly deliver to the Payee a certificate, signed by its Chief Financial Officer, setting forth the new Conversion Price and a calculation in reasonable detail of the adjustment to the Conversion Price.

           (h) The Maker shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of this Note; provided that the Maker shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any person other than the Payee or with respect to any income tax due by the Payee with respect to such Common Stock.

      4. Redemption Upon Change of Control. No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, if the Shareholder Approval has not then been obtained, the Maker shall deliver written notice of such Change of Control to the Payee (a "Change of Control Notice"). At any time during the period beginning after the Payee's receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control, the Payee may require the Maker to redeem all or any portion of this Note by delivering written notice thereof (a "Change of Control Redemption Notice") to the Maker, which Change of Control Redemption Notice shall indicate the portion of the outstanding principal amount of this Note that the Payee is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 4 shall be redeemed by the Maker at a price equal to 110% of the principal amount being redeemed, plus accrued but unpaid interest on such principal amount (the "Change of Control Redemption Price"). Redemptions required by this Section 4 shall be made on the date of the consummation of the Change of Control and shall have priority to payments to shareholders of the Maker in connection with such Change of Control. Notwithstanding anything to the contrary in this Section 4, until the Change of Control Redemption Price is paid in full, the principal amount submitted for redemption under this Section 4 (together with any accrued but unpaid interest thereon) may be converted, in whole or in part, by the Payee into Common Stock pursuant to Section 3.

      5. Required Conversion On Maturity Date. On the Maturity Date, in lieu of making the payment required by Section 2(b), the Maker shall issue to the Payee a certificate representing such number of shares of Common Stock as is equal to the quotient obtained by dividing the entire principal amount of this Note then outstanding, plus all accrued but unpaid interest thereon, by the Conversion Price in effect at such time, in full satisfaction of this Note (the "Maturity Date Conversion"). The applicable provisions of Section 3 shall apply with equal force to the Maturity Date Conversion.

      6. Condition to Issuance of Shares Upon Conversion. Notwithstanding anything to the contrary contained in Section 3 or Section 5 of this Note, it shall be a condition precedent to Maker's issuance of shares of Common Stock upon conversion of this Note, whether on the Maturity Date or otherwise, that the Stockholder Approval shall have been obtained prior to such issuance.

      7. Dividends. If, at any time while any portion of the principal or interest on the Note is outstanding, Maker declares a distribution in cash, property (including securities) or a combination thereof, whether by way of dividend or otherwise, with respect to its Common Stock, the Payee shall participate pro rata in such distribution on an as-converted basis with holders of Maker's Common Stock.

      8. Ranking. The Note is subordinate and junior to all existing and future secured indebtedness of Maker. This Note will rank pari passu with all existing and future unsecured indebtedness of Maker, unless such other unsecured indebtedness is, by its terms or by operation of law, subordinate and junior to the unsecured indebtedness represented by this Note, and will rank senior to the indebtedness and obligations evidenced by the Indenture, dated as of June 21, 2005 (the "Indenture"), between the Maker and JPMorgan Chase Bank, National Association, as trustee (the "Trustee"), the Guarantee Agreement, dated as of June 21, 2005, between the Maker and the Trustee and the Trust Securities (as defined in the Indenture) of Hallmark Statutory Trust I.

      9. Covenants.   From the date hereof and  until payment in full of this
 Note, the Maker will, and will cause each of its Subsidiaries to:

           (a) Maintenance of Existence. Do all things necessary to preserve and keep in full force and effect its existence as a corporation.

           (b) Compliance with Applicable Laws. Comply in all material respects with the requirements of all applicable statutes, laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings.

           (c) Licenses. Obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

      10. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable in cash:

           (a) The Maker shall fail to make any payment of principal (whether in cash or by conversion pursuant to Section 5 hereof) and/or accrued but unpaid interest (at the applicable rate) when due and payable, and such failure, in the case of any interest payment, shall continue for a period of at least five business days.

           (b) The Maker shall be in material default of any term or provision of this Note, the Purchase Agreement or the Registration Rights Agreement, and such failure shall continue through 15 days after Payee gives written notice of such default to Maker.

           (c) Any representation or warranty of the Maker contained in the Purchase Agreement or the Registration Rights Agreement shall have been false in any material respect on the Closing Date.

           (d) The Maker or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing that it is generally unable to pay its debts as they become due.

           (e) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Maker or any of its Subsidiaries in an involuntary case, (ii) appoints a Custodian of the Maker or any of its Subsidiaries or (iii) orders the liquidation of the Maker or any of its Subsidiaries.

      Without limiting the above, the Maker acknowledges that payments in cash or by the issuance of stock on the various scheduled due dates are of essence and that any failure to timely pay the principal or interest (within any permitted grace period) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above. Upon the occurrence and during the continuance of an event of default, the interest rate under this Note shall be increased to 10%. In the event that such event of default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of such event of default shall continue to apply to the extent relating to the days after the occurrence of such event of default through and including the date of cure of such event of default.

      11. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

      12. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other demands and notices of any kind in connection with the enforcement of this Note. Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Payee. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.

      13. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.

      14. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee's reasonable costs of collection, including reasonable attorneys' fees.

      15. Notices.   Whenever notice is required to be given under this Note,
 such notice shall be given in accordance with Section 7.7 of the Purchase Agreement.

                         [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the undersigned has hereunto affixed its signature.



             HALLMARK FINANCIAL SERVICES, INC.


             By______________________________

             Its_____________________________